EXHIBIT 99.1

CONTACTS:
Mark Carter, VP and Investor Relations Officer (704) 557-8386
Joe Calabrese, Financial Relations Board (212) 827-3772

IMMEDIATE RELEASE
May 7, 2013

Snyder’s-Lance, Inc. Reports Results for First Quarter 2013

•	Reports net revenue of $419 million, an increase of 6.5% over prior year

•	Reports EPS of $0.28, a 65% increase over prior year excluding special items

•	Declares quarterly dividend of $0.16 per share of common stock

Charlotte, NC, - May 7, 2013 – Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE) today reported results for its first quarter of 2013. Net revenue for the first quarter ended March 30, 2013 was $419 million, an increase of 6.5% compared to prior year net revenue of $393 million. Net income was $19.8 million for the first quarter of 2013, or $0.28 per diluted share, compared to net income of $14.2 million for the first quarter of 2012 or $0.21 per diluted share. There were no special items in the first quarter of 2013. Net income excluding special items in the first quarter of 2012 was $11.4 million, or $0.17 per diluted share. Special items for the first quarter of 2012 included after-tax gains of $4.9 million on the sale of routes as well as after-tax expenses of $2.1 million for merger related items.

Comments from Management

“We are pleased with our overall performance in the first quarter of 2013, and are proud of the progress we’ve made toward making Snyder’s-Lance a premium, differentiated leader in snack foods” commented Carl E. Lee, Jr, President and Chief Executive Officer. “The first quarter was focused on getting Pretzel Crisps® off to a great start, expanding our margins and improving our retail execution. Sales growth continues to be driven by our core brands which together were up 23% for the quarter excluding the impact of last year’s independent business owner (IBO) distributor conversion. Core brand sales growth excluding acquisitions and the IBO impact was 6.3%. Branded sales growth continues to be a top priority, and we gained market share in all four of our core brands (Snyder’s of Hanover® pretzels, Lance® sandwich crackers, Cape Cod® kettle chips and Pretzel Crisps®). With our team’s focus, operating margins expanded to 8.1% in the first quarter, helped by improved manufacturing efficiencies, retail price improvements on certain products and more efficient promotional spending. Our recent acquisition of the fast growing Snack Factory® Pretzel Crisps® brand is proving to be a real positive for Snyder’s-Lance. Our team has done a great job of supporting this exciting new core brand that raises the bar for innovation and product quality. This product line has strengthened our branded portfolio, helping us to drive increased branded revenue in the first quarter and positively impacting profits.”

Mr. Lee continued, “Starting in the second quarter, we’ll increase our investment in marketing and advertising to drive sales. Consistent with our strategic plan, advertising efforts will focus on our core brands while our marketing efforts will support our broader portfolio. The majority of this activity will occur during the second and third quarters of 2013, leading to additional revenue growth in the back half of the year. We believe our strategic plan is solid, and it guides our decisions and focus every day. I’m very excited about the future, and want to thank everyone at Snyder’s-Lance for their continued commitment and dedication to our success.”

Dividend Declared

The Company also announced the declaration of a quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on May 30, 2013 to stockholders of record at the close of business on May 22, 2013.

2013 Estimates

The Company has maintained its estimates for the full year 2013. The Company estimates that its net revenue for the full year 2013 will be up 10% to 12% and earnings per diluted share will increase between 22% and 32%, excluding special items, compared to 2012. Capital expenditures for 2013 are projected to be between $78 and $83 million.

Conference Call

Snyder’s-Lance, Inc. has scheduled a conference call and presentation with investors at 9:00 am eastern time on Tuesday, May 7, 2013 to discuss financial results. To participate in the conference call, the dial-in number is (866) 814-7293 for U.S. callers or (702) 696-4943 for international callers. A continuous telephone replay of the call will be available between 1:00 pm on May 7 and midnight on May 14. The replay telephone number is (855) 859-2056 for U.S. callers or (404) 537-3406 for international callers. The replay access code is 44012629. Investors may also access a web-based replay of the conference call at www.snyderslance.com.

The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of the Company’s website, www.snyderslance.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at www.snyderslance.com.

About Snyder’s-Lance, Inc.

Snyder’s-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. The Company’s products include pretzels, sandwich crackers, pretzel crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder’s-Lance has manufacturing facilities in North Carolina, Pennsylvania, Iowa, Indiana, Georgia, Arizona, Massachusetts, Florida, Ohio and Ontario, Canada. Products are sold under the Snyder’s of Hanover®, Lance®, Cape Cod®, Pretzel Crisps®, Krunchers!®, Tom’s®, Archway®, Jays®, Stella D’oro®, Eatsmart®, O-Ke-Doke®, Grande® and Padrinos® brand names along with a number of private label and third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. LNCE-E

Cautionary Information about Forward Looking Statements

This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements include projections regarding future revenues, earnings and other results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ include: general economic conditions; increases in cost or availability of ingredients, packaging, energy and employees; price competition and industry consolidation; loss of major customers or changes in product offerings with significant customers; successful integration and realization of anticipated benefits of acquisitions; loss of key personnel; ability to execute strategic initiatives; product recalls and concerns surrounding the quality or safety of products and ingredients; adulterated or misbranded products; disruptions to our supply chain or information technology systems; improper use of social media; changes in consumer preferences; distribution through independent business owners; inability to maintain existing markets or expand to other geographic markets; protection of trademarks and other proprietary intellectual rights; impairment in the carrying value of goodwill or other intangible assets; food industry and regulatory factors; interest rate and foreign exchange rate risks; and the interests of significant stockholders may conflict with those of other stockholders, which have been discussed in greater detail in our most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statement as a result of new information, future developments or otherwise.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

For the Quarters Ended March 30, 2013 and March 31, 2012

(in thousands, except per share data)

	Quarter Ended
	March 30, 2013	March 31, 2012
Net revenue	$418,572	$392,843
Cost of sales	273,776	265,460

Gross margin	144,796	127,383

Selling, general and administrative	110,996	110,703
Gain on sale of route businesses, net	(110)	(9,287)
Other income, net	(1,476)	(89)

Income before interest and income taxes	35,386	26,056

Interest expense, net	3,439	2,263

Income before income taxes	31,947	23,793

Income tax expense	12,039	9,469

Net income	19,908	14,324
Net income attributable to noncontrolling interests	65	111

Net income attributable to Snyder’s-Lance, Inc.	$19,843	$14,213

Basic earnings per share	$0.29	$0.21
Weighted average shares outstanding – basic	68,992	67,912

Diluted earnings per share	$0.28	$0.21
Weighted average shares outstanding – diluted	69,839	69,053

Cash dividends declared per share	$0.16	$0.16

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

As of March 30, 2013 (Unaudited) and December 29, 2012

(in thousands, except share data)

	March 30, 2013	December 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$12,084	$9,276
Accounts receivable, net of allowances of $2,780 and $2,159, respectively	150,418	141,862
Inventories	111,983	118,256
Deferred income taxes	12,091	11,625
Assets held for sale	22,009	11,038
Prepaid expenses and other current assets	28,442	28,676

Total current assets	337,027	320,733

Noncurrent assets:
Fixed assets, net of accumulated depreciation of $338,895 and $331,053, respectively	337,190	331,385
Goodwill	537,708	540,389
Other intangible assets, net	525,949	531,735
Other noncurrent assets	22,970	22,490

Total assets	$1,760,844	$1,746,732

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$20,161	$20,462
Accounts payable	57,453	54,791
Accrued compensation	23,850	31,037
Accrued selling and promotional costs	13,684	16,240
Income tax payable	578	1,263
Other payables and accrued liabilities	33,742	30,830

Total current liabilities	149,468	154,623

Noncurrent liabilities:
Long-term debt	520,911	514,587
Deferred income taxes	177,833	176,037
Other noncurrent liabilities	28,119	29,310

Total liabilities	876,331	874,557

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, 69,154,657 and 68,863,974 shares outstanding, respectively	57,627	57,384
Preferred stock, no shares outstanding	—	—
Additional paid-in capital	750,956	746,155
Retained earnings	59,647	50,847
Accumulated other comprehensive income	13,547	15,118

Total Snyder’s-Lance, Inc. stockholders’ equity	881,777	869,504
Noncontrolling interests	2,736	2,671

Total stockholders’ equity	884,513	872,175

Total liabilities and stockholders’ equity	$1,760,844	$1,746,732

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

For the Quarters Ended March 30, 2013 and March 31, 2012

(in thousands)

	Quarter Ended
	March 30, 2013	March 31, 2012
Operating activities:
Net income	$19,908	$14,324
Adjustments to reconcile net income to cash from operating activities:
Depreciation and amortization	14,778	12,867
Stock-based compensation expense	1,181	1,008
Gain on sale of fixed assets, net	(510)	(259)
Gain on sale of route businesses	(110)	(9,287)
Changes in operating assets and liabilities	(7,772)	1,928

Net cash provided by operating activities	27,475	20,581

Investing activities:
Purchases of fixed assets	(18,572)	(13,782)
Purchases of route businesses	(11,142)	(21,712)
Proceeds from sale of fixed assets	1,600	2,852
Proceeds from sale of route businesses	4,528	28,929

Net cash used in investing activities	(23,586)	(3,713)

Financing activities:
Dividends paid to stockholders	(11,043)	(10,873)
Issuances of common stock	4,567	2,282
Repurchases of common stock	(703)	(322)
Repayments of long-term debt	(8,652)	(610)
Net proceeds/(repayments) from revolving credit facilities	14,935	(5,899)

Net cash used in financing activities	(896)	(15,422)

Effect of exchange rate changes on cash	(185)	(138)

Increase in cash and cash equivalents	2,808	1,308
Cash and cash equivalents at beginning of period	9,276	20,841

Cash and cash equivalents at end of period	$12,084	$22,149

Supplemental information:
Cash paid/(received) for income taxes, net of refunds of $30 and $12,283, respectively	$10,196	$(11,650)
Cash paid for interest	$2,700	$1,231

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures (Unaudited)

For the Quarters Ended March 30, 2013 and March 31, 2012

(in thousands, except per share data)

	Net of Tax	Per Diluted Share
Quarter Ended March 30, 2013
Net income attributable to Snyder’s-Lance, Inc.	$19,843	$0.28

* No special items in the first quarter of 2013	—	—

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$19,843	$0.28

Quarter Ended March 31, 2012
Net income attributable to Snyder’s-Lance, Inc.	$14,213	$0.21

Merger Related Items	1,225	0.02
Corsicana asset transfer expenses	899	0.01
Gain on the sale of route businesses	(4,942)	(0.07)

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$11,395	$0.17